EXHIBIT


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement on Form S-8 of Lexmark International Group, Inc. of our report dated May 28, 1999 on our audits of the statements of net assets available for plan benefits of the Lexmark Savings Plan as of December 31, 1998 and 1997 and the related statements of changes in net assets available for plan benefits for the years then ended, which report is included in this Form 11-K.



/s/ PricewaterhouseCoopers LLP

Lexington, Kentucky
June 24, 1999